Calculation of Filing Fee Tables

S-8

(Form Type)

GPO Plus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share(1)	457(c)	2,200,000	0.17	$374,000	.0001102	$41.22
Fees Previously Paid								$-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$374,000		$41.22
	Total Fees Previously Paid							$-
	Total Fee Offsets							-
	Net Fee Due							$41.22

(1)	This registration statement covers the ordinary shares issuable pursuant to the registrant’s 2023 Equity Incentive Plan.

(2)

Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.